Exhibit 21.1

List of Subsidiaries of Ambac Financial Group, Inc.
The following is a list of significant and other subsidiaries of Ambac Financial Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

Name	State of Incorporation
All Trans Risk Solutions, LLC	(New Jersey)
Ambac Asset Management, Inc.	(Delaware)
Ambac Assurance Corporation	(Wisconsin)
Ambac Assurance UK Limited	(United Kingdom Insurance Company)
Ambac Capital Corporation	(Delaware)
Ambac Financial Services, LLC	(Delaware)
Ambac Investments, Inc.	(Delaware)
Capacity Marine Corporation	(New Jersey)
Cirrata Group LLC	(Cayman Islands)
Cirrata Partners Insurance Agency, LLC	(Delaware)
Cirrata IV, LLC	(Delaware)
Consolidated National Insurance Company	(Colorado)
Everspan Holdings, LLC	(Delaware)
Everspan Indemnity Insurance Company	(Arizona)
Everspan Insurance Company	(Arizona)
Greenwood Insurance Company	(Pennsylvania)
PenPoint Specialty Insurance Services, LLC	(Delaware)
Providence Washington Insurance Company	(Rhode Island)
PWIC Holdings, Inc.	(Delaware)
Redgrove Capital Group LLC	(Delaware)
Riverton Insurance Agency, Corp.	(New Jersey)
Tara Hill Insurance Services, LLC	(Delaware)
22° Business Services LLC	(Delaware)
Consolidated Specialty Insurance Company	(New Jersey)
Xchange Benefits, LLC	(Delaware)
Xchange Re Underwriting Agency, LLC	(Delaware)
Distribution Re LLC	(Tennessee)